[LOGO]   Constellation
NEWS RELEASE

CONTACTS:
Media	Investor Relations
Mike Martin - 585-218-3669	Lisa Schnorr - 585-218-3677
Kevin Harwood - 585-218-3666	Bob Czudak - 585-218-3668

Constellation Brands First Quarter
Net Sales, Net Income Set Records

HIGHLIGHTS
Net sales of $1.1 billion, up 18% over prior year
Reported net income up 47% to $75.7 million
Reported diluted EPS up 45% from prior year to $0.32
Comparable basis net income up 19% to $71.2 million
Comparable basis diluted EPS up 15% to $0.30
Net sales for wines segment up 23%
Net sales for imported beers up 10%
Net sales for spirits up 8%
Company reiterates fiscal year 2006 EPS guidance, provides second quarter EPS guidance
Annual shareholders meeting set for July 28, 2005

FAIRPORT, N.Y., June 30, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported net sales at $1.1 billion, up 18 percent over prior year, and reported net income and EPS growth of 47 percent and 45 percent, respectively, for the first quarter ended May 31, 2005.

“Constellation Brands’ true growth momentum continues to accelerate and deliver increasing shareholder value as we employ our business model to achieve our strategic vision,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “We hit our stride in fiscal 2005, and used

- more -

that momentum to set the pace for a strong first quarter of performance to kick off fiscal 2006.

“Our base business delivered top-line growth of seven percent, which was complemented by our acquisitions for an overall growth rate of 18 percent,” explained Sands. “We’re particularly encouraged by healthy operating margin expansion in the quarter, which reflects the continued consumer shift to higher margin wine products and the benefits of the Robert Mondavi acquisition.”

Fiscal 2006 First Quarter Results

First quarter net sales, as reported under generally accepted accounting principles (“reported”), totaled $1.1 billion, up 18 percent, driven by growth in the company’s branded wine and imported beers businesses. Net sales included $89.6 million of sales of brands from the Dec. 22, 2004 acquisition of The Robert Mondavi Corporation (“Robert Mondavi”) and $13.4 million from sales of Ruffino brands. On Dec. 3, 2004, the company purchased a 40 percent interest in Ruffino S.r.l. (“Ruffino”) and on Feb. 1, 2005, the company began distributing Ruffino’s products in the United States. Excluding Robert Mondavi and Ruffino brands, net sales grew seven percent. Currency also contributed two percent of the net sales increases.

Reported operating income was $139.8 million or 12.8 percent of net sales, compared with $110.4 million or 11.9 percent of net sales in the first quarter of fiscal 2005. Both reported net income of $75.7 million and diluted earnings per share of $0.32 set records for a first quarter, and were up 47 percent and 45 percent, respectively, over the prior year first quarter.

First quarter fiscal 2006 and 2005 reported results include acquisition-related integration costs, restructuring and related charges and unusual items. Net income and diluted earnings per share, on a comparable basis, exclude these costs, charges and items. First quarter operating income on a comparable basis, was $157.7 million or 14.4 percent of net sales, compared with $123.6 million or 13.3 percent in the prior year period. First quarter net income and diluted earnings per share on a comparable basis, increased 19 percent to $71.2 million and 15 percent to $0.30, respectively.

- more -

Constellation Wines Results

For the first quarter fiscal 2006, Constellation wines net sales totaled $750.6 million, up 23 percent driven by the Robert Mondavi acquisition and growth in branded wine, as well as a three percent favorable impact from currency.

Branded wine net sales increased 36 percent to reach $495.4 million, driven by the Robert Mondavi and Ruffino brands and eight percent growth in the base business, including a three percent benefit from currency.

Net sales of branded wine in the United States increased 54 percent, primarily driven by the addition of Robert Mondavi and Ruffino brands, as well as new product introductions such as Four Emus, Twin Fin, Monkey Bay and Kelly’s Revenge.

Constellation’s New Zealand portfolio is the most popular in the United States and demand for New Zealand sauvignon blanc wine continues to be very strong. “New Zealand wines such as Nobilo and Monkey Bay performed exceptionally well in the first quarter. Our pacesetting investment in new world wine exemplifies our understanding of, and real insights into, consumer desires for fruit forward wines of distinction including recently introduced products such as The Jibe,” said Sands.

Additionally, Blackstone, Alice White, Ravenswood and Hardys continued to show strong marketplace performance in the quarter, as did Cook’s sparkling wine and the company’s 3-liter Black Box premium product line.

Branded wine net sales in Europe grew 13 percent, including a five percent benefit from currency, with strength coming from continuing demand for the company’s portfolio of Australian, New Zealand and California wines. Branded wine net sales in Australasia were up 16 percent, including seven percent from currency.

“With the integration of Robert Mondavi essentially complete, we are now focused on geographic expansion of brands in that portfolio to make them truly international,” explained Sands. “We know there is substantial growth potential for Robert Mondavi throughout Europe, and in other key markets around the

- more -

world, which will be supported through the strength of our distribution capabilities, as well as our knowledge of markets and sales and marketing acumen. We’re also leveraging those same capabilities for Ruffino in the United States.”

Unveiled late in the first quarter for UK consumers, Robert Mondavi Woodbridge created retailer excitement. With new packaging graphics, convenient closures and blends created for regional tastes, the heritage of Robert Mondavi Woodbridge California table wine has been embraced by retailers throughout the UK. Scheduled for introduction during the latter portion of summer and fall months, Robert Mondavi Woodbridge expands the iconic trademark and name synonymous with premium quality. This product line for continental Europe was also showcased at Vinexpo in Paris earlier this month.

Wholesale and other net sales were up three percent for the quarter, including a four percent benefit from currency.

Constellation wines operating income for the first quarter totaled $96.0 million, a 42 percent increase over the first quarter of fiscal 2005. This segment’s operating margin for the quarter was 12.8 percent compared with 11.1 percent for the prior year, reflecting the benefit of improved sales mix, driven by the addition of the Robert Mondavi portfolio.

Constellation Beers and Spirits Results

Net sales for imported beers and spirits for the first quarter fiscal 2006 reached $346.0 million, a nine percent increase over the prior year period. Imported beer posted a 10 percent increase in net sales for the quarter due to volume gains for the company’s Modelo, St. Pauli Girl and Tsingtao products.

“Our Mexican beer portfolio significantly outperformed both the domestic and imported beer categories,” stated Sands. “The portfolio showed strong growth despite a very competitive domestic beer market during the first quarter, demonstrating the strength of brand positioning with consumers, retailers and distributors.”

New television advertisements for Corona Extra and Corona Light recently began airing on cable and network stations nationally, which will keep these products top of mind with consumers, reinforce the brand’s differentiation and

- more -

positioning, while maintaining growth momentum.

Total spirits net sales for the first quarter increased eight percent. An increase in the company’s contract production services more than offset a three percent decrease in branded spirits. Consumer demand for the company’s branded spirits products grew 5.6 percent, year-to-date through May 15, based on Information Resources Inc. (IRI) food and drug channel data, compared with prior year results. The first quarter decrease in branded spirits was due primarily to reduced shipments of tequila and timing of new product introductions, including 99 Oranges and Chi-Chi’s flavors in the first quarter of fiscal 2005. New product introductions continue to focus on expansion of the company’s premium spirits business which is a strategic objective.

“Ridgemont Reserve 1792 is a wonderful example of our new product development in the premium spirits category,” explained Sands. “This excellent, small batch, eight-year-old, Kentucky bourbon will be available in 40 states by the end of August and we are encouraged by initial consumer acceptance. We are also very optimistic about Effen Vodka, with distribution increasing and strong first quarter sales.”

The company is also rolling out a new premium single malt scotch (Balblair), in addition to a new premium Canadian whiskey (Danfield’s).

Operating income for Constellation beers and spirits totaled $76.0 million for the first quarter, an increase of 12 percent over the prior year.  This segment’s operating margin for the quarter was 22.0 percent compared with 21.5 percent for the prior year.

Pro Forma Net Sales

Pro forma net sales for the quarter, which include $115.6 million of sales from Robert Mondavi for the prior year first quarter, increased five percent, including two percent from currency. Pro forma Constellation wines net sales for the quarter, increased three percent, including three percent from currency. Pro forma branded wine net sales for the quarter increased four percent, including two percent from currency. The prior year first quarter net sales for Robert Mondavi reflect a higher level of promotional activity throughout that period.

- more -

Summary

“The strength of our portfolio, distribution reach, as well as our marketing and sales capabilities, combined with our strategic vision, consumer insights, new product development and disciplined approach to expanding our offerings, continue to fuel our momentum along the path of true growth,” Sands stated.

Outlook

The table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the second quarter ending Aug. 31, 2005, and fiscal year ending Feb. 28, 2006. This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the second quarter ended Aug. 31, 2004, and fiscal year ended Feb. 28, 2005.

With respect to the table, the reported basis and comparable basis estimates are subject to final purchase accounting adjustments related to the Robert Mondavi acquisition and the investment in Ruffino. The reported basis and comparable basis estimates exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”) “Share-Based Payment,” for which the adoption date has been delayed. The company is now required to adopt SFAS No. 123(R) for interim periods beginning March 1, 2006. Reconciliations of reported information to comparable information are included in this media release.

- more -

Constellation Brands Second Quarter and Fiscal Year 2006
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY06 Estimate	FY05 Actual	FY06 Estimate	FY05 Actual
Second Quarter Ending August 31	$0.35 - $0.37	$0.35	$0.40 - $0.42	$0.35
Fiscal Year Ending February 28	$1.46 - $1.52	$1.19	$1.55 - $1.61	$1.35

Full-year guidance includes the following assumptions:

•	Consolidated net sales growth in the mid-to-high-teens, including the benefit of 10 additional months of Robert Mondavi.
•	Interest expense in the range of $200-$210 million.
•	Approximately 240 million weighted average diluted shares.
•	Cash provided by operating activities in the range of $380-$400 million.
•	Capital expenditures to approximate $140 million.
•	Free cash flow in the range of $240-$260 million.

Common Stock Splits

All share and per share amounts in this press release, including within the financial information, reflect the effect of the company’s two-for-one stock splits of its Class A and Class B common stock that were distributed in the form of stock dividends on May 13, 2005 to stockholders of record on April 29, 2005.

Quarterly Conference Call

A conference call to discuss first quarter fiscal 2006 results and outlook will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, June 30, 2005 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s web site: www.cbrands.com under “Investors,” prior to the call.

- more -

Annual Shareholders’ Meeting

The Constellation Brands annual shareholders’ meeting is scheduled to be held on Thursday, July 28, beginning at 11:00 a.m. (eastern), at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, N.Y.

Explanations

Net income and diluted earnings per share on a comparable basis exclude acquisition-related integration costs, restructuring and related charges and unusual items. Pro forma net sales give effect to the Robert Mondavi acquisition as if the company had owned Robert Mondavi in the same period a year ago. The company discusses results on a comparable basis and pro forma basis in order to give investors better insight on underlying business trends from continuing operations. Management uses the comparable basis measures in evaluating results from continuing operations.

“Free cash flow” as used by the company means the company’s net cash flow from operating activities prepared in accordance with generally accepted accounting principles in the U.S. less capital expenditures for property, plant and equipment. The company discusses free cash flow, which is considered a liquidity measure, to give investors useful information about the amount of cash generated after such capital expenditures, which can then be used, after required debt service and dividend payments, for other general corporate purposes.

Tables reconciling the above measures, as well as other related financial measures to reported results are included in this release. For a detailed discussion of these items, please see the section “Items Affecting Comparability”following the financial information. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

- more -

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and Robert Mondavi Winery brands. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

FORWARD-LOOKING STATEMENTS

The statements made under the heading Outlook (collectively, the “Outlook”), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning August 18, 2005, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Beginning August 18, 2005, Constellation will observe a “quiet period” during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.
The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for second quarter 2006 and fiscal 2006, and (ii) the company’s estimated diluted earnings per share on a comparable basis for second quarter 2006 and fiscal 2006, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the

- more -

forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Robert Mondavi business into that of the company; final management determinations and independent appraisals vary materially from current management estimates of (i) the fair value of assets acquired and liabilities assumed in the Robert Mondavi acquisition and (ii) the fair value of assets and liabilities of Ruffino; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2005.

- more -

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31, 2005	February 28, 2005
ASSETS
CURRENT ASSETS:
Cash and cash investments	$19,184	$17,635
Accounts receivable, net	822,223	849,642
Inventories	1,666,159	1,607,735
Prepaid expenses and other	211,572	259,023
Total current assets	2,719,138	2,734,035
PROPERTY, PLANT AND EQUIPMENT, net	1,449,512	1,596,367
GOODWILL	2,118,576	2,182,669
INTANGIBLE ASSETS, net	929,150	945,650
OTHER ASSETS, net	285,068	345,451
Total assets	$7,501,444	$7,804,172

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$62,607	$16,475
Current maturities of long-term debt	67,888	68,094
Accounts payable	387,177	345,254
Accrued excise taxes	58,997	74,356
Other accrued expenses and liabilities	557,161	633,908
Total current liabilities	1,133,830	1,138,087
LONG-TERM DEBT, less current maturities	2,968,792	3,204,707
DEFERRED INCOME TAXES	382,055	389,886
OTHER LIABILITIES	274,557	291,579
STOCKHOLDERS' EQUITY	2,742,210	2,779,913
Total liabilities and stockholders' equity	$7,501,444	$7,804,172

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	May 31, 2005	May 31, 2004	Change
Sales	$1,366,309	$1,174,315	16%
Excise taxes	(269,774)	(247,010)	9%
Net sales	1,096,535	927,305	18%
Cost of product sold	(790,529)	(676,843)	17%
Gross profit	306,006	250,462	22%
Selling, general and administrative expenses	(157,864)	(138,428)	14%
Acquisition-related integration costs	(6,439)	-	N/	A
Restructuring and related charges	(1,880)	(1,613)	17%
Operating income	139,823	110,421	27%
Equity in (loss) earnings of equity method investees	(542)	62	-974%
Interest expense, net	(47,295)	(30,281)	56%
Income before income taxes	91,986	80,202	15%
Provision for income taxes	(16,287)	(28,873)	-44%
Net income	75,699	51,329	47%
Dividends on preferred stock	(2,451)	(2,451)	0%
Income available to common stockholders	$73,248	$48,878	50%

Earnings per common share:
Basic - Class A Common Stock	$0.34	$0.23	48%
Basic - Class B Common Stock	$0.31	$0.21	48%
Diluted	$0.32	$0.22	45%

Weighted average common shares outstanding:
Basic - Class A Common Stock	195,567	189,440	3%
Basic - Class B Common Stock	23,955	24,117	-1%
Diluted	238,154	230,123	3%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$495,356	$363,883	36%
Wholesale and other	255,227	247,235	3%
Net sales	$750,583	$611,118	23%
Constellation Beers and Spirits
Imported beers	$260,433	$236,896	10%
Spirits	85,519	79,291	8%
Net sales	$345,952	$316,187	9%
Consolidated net sales	$1,096,535	$927,305	18%

Operating income:
Constellation Wines	$95,993	$67,659	42%
Constellation Beers and Spirits	75,990	67,852	12%
Corporate Operations and Other	(14,293)	(11,869)	20%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(17,867)	(13,221)	35%
Consolidated operating income	$139,823	$110,421	27%

(a)   Acquisition-related integration costs, restructuring and related charges, and unusual costs for First Quarter 2006 include the flow through of adverse grape cost of $7,520, acquisition-related integration costs of $6,439, the flow through of inventory step-up of $2,028, and restructuring and related charges of $1,880 associated primarily with the Robert Mondavi acquisition. Acquisition-related integration costs, restructuring and related charges, and unusual costs for First Quarter 2005 include financing costs associated with the Company's redemption of senior notes of $10,313, restructuring and related charges associated with the Company's further realignment of business operations within the Company's wine segment of $1,613, and the flow through of inventory step-up associated with the Hardy acquisition of $1,295.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three	For the Three
	Months Ended	Months Ended
	May 31, 2005	May 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,699	$51,329

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Proceeds from settlement of interest rate swap contracts	30,269	-
Depreciation of property, plant and equipment	27,506	21,194
Deferred tax provision	13,456	6,259
Amortization of intangible and other assets	1,773	3,061
Loss on disposal of assets	1,401	693
Equity in loss (earnings) of equity method investees	542	(62)
Stock-based compensation expense	25	25
Amortization of discount on long-term debt	20	13
Noncash portion of loss on extinguishment of debt	-	1,799
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	8,531	(85,132)
Inventories	(112,969)	(113,885)
Prepaid expenses and other current assets	(3,651)	12,566
Accounts payable	70,089	112,745
Accrued excise taxes	(14,033)	7,449
Other accrued expenses and liabilities	(35,655)	(56,971)
Other, net	(2,977)	(7,541)
Total adjustments	(15,673)	(97,787)
Net cash provided by (used in) operating activities	60,026	(46,458)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(31,840)	(22,113)
Investment in equity method investee	(2,286)	-
Payment of accrued earn-out amount	(1,648)	(1,338)
Proceeds from sale of assets	92,776	445
Proceeds from sale of equity method investment	35,171	-
Proceeds from sale of businesses	17,861	-
Net cash provided by (used in) investing activities	110,034	(23,006)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(219,540)	(217,204)
Payment of preferred stock dividends	(2,451)	(2,451)
Net proceeds from notes payable	46,320	265,891
Exercise of employee stock options	8,674	5,814
Proceeds from employee stock purchases	31	1
Net cash (used in) provided by financing activities	(166,966)	52,051

Effect of exchange rate changes on cash and cash investments	(1,545)	(8,280)

NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS	1,549	(25,693)
CASH AND CASH INVESTMENTS, beginning of period	17,635	37,136
CASH AND CASH INVESTMENTS, end of period	$19,184	$11,443

RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such,  the following items, when appropriate, are excluded from comparable results: the flow through of adverse grape cost associated with the Robert Mondavi acquisition; the flow through of inventory step-up associated with acquisitions and investments in equity method investees; financing costs associated with the Company's redemption of senior notes and repayment of the Company's prior credit agreement; due diligence costs associated with the Company's evaluation of a potential offer for Allied Domecq; net gain on the sale of non-strategic assets; gain on transaction termination; acquisition-related integration costs associated with the Robert Mondavi acquisition; restructuring and related charges associated with the Company's further realignment of business operations within the Company's wine segment and the Robert Mondavi acquisition; and the income tax adjustment in connection with the reversal of an income tax accrual related to the completion of various income tax examinations. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three		For the Three
	Months Ended		Months Ended
	May 31, 2005	Margin	May 31, 2004	Margin

Reported net sales	$1,096,535	100.0%	$927,305	100.0%

Reported gross profit	$306,006	27.9%	$250,462	27.0%
Adverse grape cost	7,520	0.7%	-	0.0%
Inventory step-up	2,028	0.2%	1,295	0.1%
Comparable gross profit	$315,554	28.8%	$251,757	27.1%

Reported operating income	$139,823	12.8%	$110,421	11.9%
Adverse grape cost	7,520	0.7%	-	0.0%
Acquisition-related integration costs	6,439	0.6%	-	0.0%
Inventory step-up	2,028	0.2%	1,295	0.1%
Restructuring and related charges	1,880	0.2%	1,613	0.2%
Financing costs	-	0.0%	10,313	1.1%
Comparable operating income	$157,690	14.4%	$123,642	13.3%

Reported net income	$75,699	6.9%	$51,329	5.5%
Income tax adjustment	(16,208)	-1.5%	-	0.0%
Adverse grape cost	4,595	0.4%	-	0.0%
Acquisition-related integration costs	3,934	0.4%	-	0.0%
Inventory step-up	2,071	0.2%	829	0.1%
Restructuring and related charges	1,149	0.1%	1,032	0.1%
Financing costs	-	0.0%	6,601	0.7%
Comparable net income	$71,240	6.5%	$59,791	6.4%

Reported diluted earnings per share	$0.32		$0.22
Income tax adjustment	(0.07)		-
Adverse grape cost	0.02		-
Acquisition-related integration costs	0.02		-
Inventory step-up	0.01		-
Restructuring and related charges	-		-
Financing costs	-		0.03
Comparable diluted earnings per share (1)	$0.30		$0.26

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED AND PRO FORMA NET SALES
(in thousands)

Pro forma net sales are provided because management believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, pro forma net sales for the three months ended May 31, 2004, present net sales after giving effect to the Robert Mondavi acquisition as if it had occurred as of March 1, 2004. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a reconciliation of reported net sales to pro forma net sales.

	For the Three	For the Three
	Months Ended	Months Ended
	May 31, 2005	May 31, 2004	Growth

CONSOLIDATED NET SALES
Reported net sales	$1,096,535	$927,305	18%
Prior year Robert Mondavi net sales (1)	-	115,600
Pro forma net sales	$1,096,535	$1,042,905	5%

CONSTELLATION WINES SEGMENT NET SALES
Reported net sales	$750,583	$611,118	23%
Prior year Robert Mondavi net sales (1)	-	115,600
Pro forma net sales	$750,583	$726,718	3%

BRANDED WINE NET SALES
Reported net sales	$495,356	$363,883	36%
Prior year Robert Mondavi net sales (1)	-	114,600
Pro forma net sales	$495,356	$478,483	4%

(1) For the period March 1, 2004, through May 31, 2004.

RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter Ending August 31, 2005		Range for the Year Ending February 28, 2006

Forecasted reported diluted earnings per share	$0.35	$0.37	$1.46	$1.52
Adverse grape cost	0.02	0.02	0.07	0.07
Income tax adjustment	-	-	(0.07)	(0.07)
Allied Domecq due diligence costs	0.01	0.01	0.01	0.01
Acquisition-related integration costs	0.01	0.01	0.03	0.03
Restructuring and related charges	-	-	0.01	0.01
Inventory step-up	0.01	0.01	0.04	0.04
Forecasted comparable diluted earnings per share	$0.40	$0.42	$1.55	$1.61

	Actual For the Three Months Ended August 31, 2004		Actual For the Year Ended February 28, 2005

Reported diluted earnings per share	$0.35		$1.19
Financing costs	-		0.09
Adverse grape cost	-		0.03
Acquisition-related integration costs	-		0.03
Restructuring and related charges	-		0.02
Inventory step-up	-		0.02
Net gain on sale of non-strategic assets	-		(0.01)
Gain on transaction termination fee	-		(0.01)
Comparable diluted earnings per share (1)	$0.35		$1.35

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF FREE CASH FLOW GUIDANCE
(in millions)

"Free cash flow" as used by the Company means the Company's net cash flow from operating activities prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") less capital expenditures for property, plant and equipment. Free cash flow is considered a liquidity measure and provides useful information to investors about the amount of cash generated after such capital expenditures, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2006

Net cash provided by operating activities	$380	$400
Purchases of property, plant and equipment	(140)	(140)
Free cash flow	$240	$260

ATTACHMENTS TO CONSTELLATION BRANDS FIRST QUARTER FISCAL 2006 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006

Restructuring and related charges - The company expects to record restructuring and related charges, primarily associated with the Robert Mondavi acquisition of $0.01 per share for fiscal 2006.
Acquisition-related integration costs - The company recorded acquisition-related integration costs of $0.02 per share in the first quarter of fiscal 2006. The company estimates acquisition-related integration costs to be $0.01 per share for the second quarter of fiscal 2006 and $0.03 per share for fiscal 2006.
Inventory step-up - The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. The flow through of inventory step-up related to the Robert Mondavi acquisition had a negative impact of $0.01 per share in the first quarter of fiscal 2006. The impact of the flow through of inventory step-up is expected to be $0.01 per share for the second quarter of fiscal 2006, and $0.04 per share for fiscal 2006.
Adverse grape cost - In connection with the Robert Mondavi acquisition, the historical cost of certain inventory on hand at the date of acquisition was higher than the company's ongoing grape cost primarily due to the purchase of grapes by Robert Mondavi prior to the date of acquisition under the terms of their then existing grape contracts. The cost of the grapes purchased under these contracts was in excess of market prices. Therefore, the company's ongoing cost to purchase grapes will be lower than Robert Mondavi's historical cost. The excess of the historical cost of grapes over the company's ongoing cost of grapes is referred to by the company as the “adverse grape cost.” The adverse grape cost totaled $0.02 per share for the first quarter of fiscal 2006, and is expected to total $0.02 per share and $0.07 per share for the second quarter of fiscal 2006 and fiscal 2006, respectively.
Income tax adjustment - During the first quarter of fiscal 2006, the company recorded a benefit of $0.07 per share for the reversal of an income tax accrual related to the completion of various income tax examinations.
Allied Domecq due diligence costs - During the second quarter of fiscal 2006, the company expects to recognize $0.01 per share for professional service fees incurred for due diligence associated with its evaluation of a potential offer for Allied Domecq.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005

Financing costs - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge of $0.03 per share in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement. The company recorded an unusual charge of $0.06 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. Financing costs charges totaled $0.09 per share in fiscal 2005.
Restructuring and related charges - In connection with the realignment of business operations within the company’s wines segment and the Robert Mondavi acquisition, the company recorded restructuring and related charges of $0.02 per share for fiscal 2005.
Acquisition-related integration costs - As a result of the Robert Mondavi acquisition, the company recorded acquisition-related integration cost of $0.03 per share for fiscal 2005.
Inventory step-up - The flow through of inventory step-up for the Hardy and Robert Mondavi acquisitions had a negative impact of $0.02 per share for fiscal 2005.
Adverse grape cost - The adverse grape cost totaled $0.03 per share for fiscal 2005.
Net gain on sale of non-strategic assets - In the fourth quarter of fiscal 2005, the company realized a gain on the sale of a portion of the Taunton cider property, plant and equipment, partially offset by a loss on the sale of the investment in the International Wine Investment Fund. The company recorded a net gain of $0.01 per share on these sales.
Gain on transaction termination fee - In the fourth quarter of fiscal 2005, the company recognized a gain of $0.01 per share related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture.

# # #